Exhibit 99.1

WASTE CONNECTIONS APPOINTS ELISE L. JORDAN TO ITS BOARD OF DIRECTORS

TORONTO, ONTARIO, August 2, 2019 - Waste Connections, Inc. (TSX/NYSE: WCN) (“Waste Connections” or the “Company”) today announced that Elise L. Jordan has been appointed to its Board of Directors.

“Elise is a seasoned finance professional with a wealth of experience in transportation, logistics and customer connectivity through her long tenure with FedEx Express. She will be a great addition to our Board,” said Ronald J. Mittelstaedt, Executive Chairman.

Ms. Jordan, 59, is Executive Vice President and CFO of FedEx Express, the largest transportation company in the FedEx Corp. (NYSE: FDX) enterprise with $38 billion in annual revenues and over 235,000 team members worldwide. In that capacity, she is responsible for worldwide financial affairs, including financial planning, reporting and analysis, long-range strategic planning, and regional accounting and controls. Prior to her current position, Ms. Jordan served as Senior Vice President, Strategic and Financial Planning and Analysis and Business Systems; Vice President, FedEx Express Financial Planning; Managing Director, Global Financial Planning; and Manager, Corporate/Domestic Business Planning. She joined FedEx in 1983 as an Operations Analyst. Before joining FedEx, Ms. Jordan served as a Staff Auditor for Arthur Andersen LLC. Ms. Jordan earned her MBA from the University of Memphis and her BBA in Accounting from the University of Texas in Austin.

About Waste Connections

Waste Connections is an integrated solid waste services company that provides non-hazardous waste collection, transfer, disposal and recycling services in mostly exclusive and secondary markets in the United States and Canada. Through its R360 Environmental Solutions subsidiary, Waste Connections is also a leading provider of non-hazardous oilfield waste treatment, recovery and disposal services in several of the most active natural resource producing areas in the United States, including the Permian, Bakken and Eagle Ford Basins. Waste Connections serves more than seven million residential, commercial, industrial, and exploration and production customers in 42 states in the U.S., and six provinces in Canada. The Company also provides intermodal services for the movement of cargo and solid waste containers in the Pacific Northwest.

For more information, visit the Waste Connections web site at www.wasteconnections.com. Copies of financial literature, including this release, are available on the Waste Connections website or through contacting us directly at (905) 532-7510. Investors can also obtain these materials and other documents filed with the U.S. Securities and Exchange Commission (SEC) and the Canadian securities regulators free of charge at the SEC’s website, www.sec.gov, and at the System for Electronic Document Analysis and Retrieval (SEDAR) maintained by the Canadian Securities Administrators at www.sedar.com.

CONTACT:

Mary Anne Whitney / (832) 442-2253

maryannew@wasteconnections.com